Exhibit (p)(5)

Madison Avenue Solutions, LLC

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters. Madison Avenue Solutions, LLC (“MAS”) is an investment adviser registered with the Securities and Exchange Commission (the “SEC”) and is authorized to provide various investment advisory products and services to its clients. MAS has adopted this Code of Ethics (“Code”) to ensure that MAS’s officers and employees comply with their fiduciary duties and other requirements imposed by federal or state securities law, including with respect to their personal investment activities and standards of conduct.

Both Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 require MAS to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws (as defined in the Advisers Act);
•	Reporting and review of personal securities transactions and holdings;
•	Reporting of violations of the code of ethics; and
•	The provision of the code of ethics to all access persons.

The Code includes specific provisions with which all officers, employees, and “Access Persons” (defined below) must comply. Compliance with these technical provisions alone will not be sufficient to insulate from scrutiny or behavior which shows a pattern of abuse of an individual’s responsibilities. As such, all officers and employees are expected to abide by the spirit of this Code and the principles articulated herein.

Coordination with HTA Policies and Procedures

Compliance with these policies and procedures may be achieved through compliance with the HTA policies and procedures concerning Rule 204A-1.

Persons Subject to the Code of Ethics

All Access Persons shall be subject to the Personal Securities Transactions policy below.

For purposes of this policy, the following definitions shall apply:

“Access Person”: Access Person means directors, officers and partners of an adviser (or other persons occupying a similar status or performing similar functions), employees of an adviser, and any other person who provides advice on behalf of an adviser and is subject to the adviser’s supervision and control. Access Person also includes affiliated persons of MAS (i.e. any individual who is an employee of an affiliate) who shares office space with MAS and has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, is involved in making Securities recommendations to MAS’s Advisory Clients, or who has access to such recommendations that are nonpublic. The CCO shall determine on a case-by-case basis whether officers, principals, directors, temporary employees, interns, or affiliated persons shall be deemed Access Persons.

All MAS employees (including independent contractors and temporary workers) are Access Persons under the Advisers Act. MAS has designated all of its employees as “Access Persons.”

“Advisory Client” is any person or entity for which MAS serves as an investment adviser for, renders investment advice (including subadvisory services) to or makes investment decisions for, including the Money Market Fund, the ETFs, and the Private Funds.

“Recommendation” broadly includes any communication that, based on its content, context and presentation, would be reasonably viewed as a suggestion that the recipient of the advice engage in or refrain from taking a particular course of action.

“Reportable Securities” is used as defined in Rule 204A-1 under the Advisers Act.

MAS has established the following guidelines in order to ensure its fiduciary responsibilities:

•	All Access Persons must act in accordance with all applicable federal and state regulations governing registered wealth management practices.

•	Access Persons and their immediate family members shall not buy or sell for their personal portfolio(s) Securities that are held by an Advisory Client where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry or is approved by the Compliance Department. No Access Person of MAS shall prefer their own interest to that of the Advisory Client.

•	MAS and its Access Persons may buy or sell for their personal accounts individual Securities, funds, or other investment products identical to those recommended to Advisory Clients. It is the expressed policy of MAS that no Access Person may enter an order to purchase or sell prior to a transaction being implemented for an Advisory Client (in accordance with standard “front running” guidelines), and therefore, preventing such Access Persons from benefiting from transactions placed on behalf of Advisory Clients. MAS’s Access Persons participate in the same models as Advisory Clients, which mitigates the risk of front running.

•	MAS will make full and fair disclosure of all material conflicts of interest which might incline it to render advice which is not disinterested such that a client can provide informed consent to the conflict.

•	MAS and its Access Persons may not purchase or sell any registered investment companies (e.g., the Money Market Fund and the ETFs) that MAS serves as primary investment adviser or subadviser nor participate in limited offerings (e.g., private placements, unregistered pool investment company vehicles) or initial public offerings (IPOs) without pre-clearance from the CCO.

•	Records will be maintained of all Securities bought or sold by MAS, Access Persons of MAS, and related entities. The CCO or designee will review these records on a regular basis.

•	Any individual not in observance of the above may be subject to termination.

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, MAS and its Access Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code. All questions regarding the Code should be directed to a member of the Compliance Department. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) MAS to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under the Code.

All Access Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Advisory Clients and their representatives, the public, prospects, third-party service providers and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting MAS’s services, and engaging in other professional activities.

We expect all Access Persons to adhere to the highest standards with respect to any potential conflicts of interest with Advisory Clients. As a fiduciary, MAS must act in each Advisory Client’s best interests. Neither MAS, nor any Access Person should ever benefit at the expense of an Advisory Client. Notify a member of the Compliance Department promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Access Persons are generally expected to discuss any perceived risks, or concerns about MAS’s business practices, with their direct supervisor. However, if an Access Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Access Persons must promptly report any suspected violations of the Code to a member of the Compliance Department. Access Persons should utilize a new Case on Schwab Compliance Technologies (“C11”) to report suspected violations. In addition, the Compliance Department shall document any violations detected as a result of the various testing and surveillance activities conducted by the Compliance Department on an ongoing basis. MAS remains responsible for satisfying the regulatory reporting, investigative, and other obligations that may follow the reporting of a potential violation. MAS shall document action taken in response to potential and actual violations of the Manual.

Retaliation against any Access Person who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Documentation of violations to the Code and any action taken as a result of the violation will be stored in C11.

Whistleblower Policy

Rule 21F-17 under the Exchange Act provides that, “no person may take any action to impede an individual from communicating directly with the Commission staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement…with respect to such communications.”

This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns internally so that MAS can address and correct inappropriate conduct and actions. MAS has an open-door policy and suggests that employees share their questions, concerns, suggestions or complaints with their supervisor. If a particular employee is not comfortable speaking with their supervisor, they may submit a written complaint via C11. The written complaints submitted via C11 are kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

Anyone filing a written complaint concerning a violation or suspected violation must be acting in good faith and have reasonable grounds for believing information disclosed indicates a violation. Any allegations that prove not to be substantiated, and to have been made maliciously or when known to be false, will be viewed as a serious disciplinary offense.

It stands in direct conflict with the values of MAS for anyone to retaliate against any employee who in good faith reports a violation or suspected violation. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment.

MAS’s CCO will notify the employee who submitted the complaint and acknowledge receipt of the reported violation or suspected violation. All reports will be promptly investigated, and appropriate corrective action will be taken if warranted by the investigation.

Distribution of the Code and Acknowledgement of Receipt

MAS will distribute this Code to each Access Person upon the commencement of employment, annually, and upon any amendments to the Code.

Each Access Person shall receive a username and password for C11. Within 14 days of the commencement of employment and annually thereafter Supervised Persons must log into C11 and complete the Annual Compliance Questionnaire to acknowledge that they have received, read, understand, and agree to comply with MAS’s policies and procedures described in the Code. To the extent there are amendments to the Code throughout the year, each Supervised Person is required to complete an Affirmation to acknowledge that they have received, read, understand, and agree to comply with MAS’s policies and procedures described in the Code.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including MAS and MAS affiliates, Access Persons, and current or prospective Advisory Clients (including the Money Market Fund, the ETFs, and the Private Funds). Any failure to identify or properly address a conflict can have severe negative repercussions for MAS, its Access Persons, and/or its Advisory Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action against MAS or individual Access Persons.

MAS’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest in a manner consistent with the Federal Securities Laws, including the specific requirements of the SEC's Regulation Best Interest (Reg BI) under the Securities Exchange Act of 1934, which establishes a “best interest” standard of conduct with respect to retail clients of MAS and MAS affiliates. However, written policies and procedures cannot address every potential conflict, so Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve MAS and/or its Access Persons on one hand, and an Advisory Client on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of the Advisory Client over the interests of MAS and its Access Persons. If an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Access Persons should promptly bring the issue to the CCO’s attention.

Upon commencement of employment and annually thereafter, each Access Person shall log into C11 and complete the Annual Compliance Questionnaire to assist MAS in identifying potential conflicts of interest. All Annual Compliance Questionnaires shall be reviewed by the CCO, or a designee. Any conflicts of interest that impair MAS’s ability to act in an independent and prudent fashion on behalf of its Advisory Clients that are identified as a result of that review shall be documented in a Conflicts of Interest Log or via C11.

Personal Securities Transactions

Access Persons’ trades should be executed in a manner consistent with our fiduciary obligations to Advisory Clients; trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person’s trades must not be timed to precede orders placed for Advisory Clients, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities. For Access Persons with access to pending trades or rebalances in the sub-advised ETFs, the Access Persons will be restricted from trading those securities in their personal accounts.

This section does not apply to any transactions involving Exempt Securities. Access Persons’ compliance with HTA’s Personal Securities Transactions policies and procedures will be deemed to be in compliance with this polity.

Accounts Covered by the Policies and Procedures

MAS’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO, or his or her designee, before excluding any accounts held by immediate family members sharing the same household.

Approved Custodians – Access Persons are required to maintain all personal Securities Accounts at, E*Trade, Scottrade, Fidelity, Schwab, Merrill Lynch, Morgan Stanley, Pershing, TD, Wells Fargo, and JP Morgan with limited exceptions as approved in writing by the CCO.

Exceptions to this requirement may include the following:

☐	Accounts maintained by an Access Person prior to their employment with MAS (provided account statements are provided in a timely manner for review);
☐	Accounts over which an Access Person does not have any direct or indirect influence or control; and
☐	Automatic Investment Plans.

Preclearance Procedures

Access Persons must have written clearance for all personal securities transactions involving Private Placements before completing the transactions. MAS may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Access Persons must make a preclearance request by logging into C11 and requesting a Pre-clearance Authorization Form the Personal Trading tab. All preclearance requests shall be submitted to the CCO, or a designee. Once preclearance approval is granted, it is effective for 24 hours.

Prohibitions

The CCO may permit exemptions to the prohibitions of this section on a case-by-case basis when no abuse occurs and the circumstances warrant an exemption. All exemptions shall be evidenced in writing.

1.	IPOs – Access Persons are prohibited from purchasing IPOs.

2.	Black-Out Period – Access Persons are prohibited from receiving an advantageous price when buying or selling a Security after the same day as an Advisory Client. If an Access Person’s trade is executed at a better price than an Advisory Client, MAS shall award the better price to the Advisory Client.

The prohibitions of this section shall not apply to:

☐	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control AND the person making the investment decision with respect to such account has no actual knowledge about MAS’s pending “buy” or “sell” orders;
☐	Purchases that are part of an Automatic Investment Plan;
☐	Purchases and sales of Exempt Securities;
☐	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities; and
☐	Individual lots of a block trade, so long as the average price awarded to the Access Person for the entire block, is not more advantageous than the average price awarded to the client.

Reporting

MAS must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit, or cause to be submitted, periodic reports (generally monthly, and at least quarterly) regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Delivery of Transaction Reports or Electronic Feeds

MAS’s policy is that Access Persons must report, or cause to be reported, all Reportable Securities transactions in accounts in which they have a Beneficial Interest on a periodic basis, generally monthly and under exceptional circumstances approved by the CCO, no less frequently than quarterly. Access Persons must also promptly report any new accounts opened during a reporting period that hold any Securities (including Securities excluded from the definition of a Reportable Security). Such reporting is generally provided through electronic feeds or monthly reporting by each Approved Custodian for accounts held at such Approved Custodian. Notification of Reportable Securities transactions and the opening of new accounts must be provided to the CCO or a designee within 30 days if held away from Approved Custodians. As a reminder, no accounts may be opened, or retained, at a custodian other than an Approved Custodian without prior approval from the CCO.

In order to fulfill your monthly reporting obligations for accounts not held at an Approved Custodian, you must notify the CCO, or a designee, to send a Rule 407 Letter to that custodian requesting duplicate trade confirmations and account statements. Paper trade confirmations and account statements must be received on at least a monthly basis by MAS; in addition, all Approved Account statements are downloaded into C11 via direct feeds. The CCO or a designee must receive all confirmations and statements within 30 days of the end of each calendar month. Any trades that did not occur through a broker-dealer, such as a pre-cleared Private Placement, must be reported by completing an Affirmation in C11 within 30 days of the end of the calendar month in which the transaction occurred. In addition, the Access Person must provide the CCO or a designee with supporting documentation for the transaction.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Exempt Securities and/or other Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee on or before the first quarter end of each year, and within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

Initial holdings reports should be submitted using the attached Initial Holdings Report. The accounts section of the Initial Holdings Report must be completed for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO or a designee.

In lieu of entering the Reportable Securities in the Initial Holdings Report you may submit copies of account statements that contain all the same information that would be required by the form and that are current as of the dates noted above. You should sign and date each such statement before submitting it to the Compliance Department. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Initial Holdings Report.

If you do not have any holdings and/or accounts to report, this should be indicated on the Initial Holdings Report then signed, dated, and submitted to the Compliance Department within 10 days of becoming an Access Person.

C11 contains a repository of Access Persons’ Securities Accounts and Reportable Securities holdings. By the first quarter of each year, Access Persons must log into C11 and verify that Securities Accounts and Reportable Securities listed as of December 31st of the previous year are complete and accurate. By completing the Annual Compliance Questionnaire, the Access Person affirms that he or she has reviewed the Securities Accounts and Reportable Securities listed on C11 as of December 31st and verified that the information is complete and correct.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•	Certain reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control.

Any investment plans or accounts that an Access Person believes may be eligible for an exception should be brought to the attention of the CCO or designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

MAS’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the Compliance Department will closely monitor Access Persons’ investment patterns through the utilization of C11 to detect potentially abusive behavior, such as:

•	Trading ahead of any Advisory Client;
•	Trading in Restricted Securities;
•	Excessive trading that may conflict with the Access Person’s ability to fulfill daily job responsibilities; and
•	Trading that appears to be based on material non-public information (“MNPI”).

The Compliance Department will review, through C11, a sample of reports submitted pursuant to the Personal Securities Transactions policy and procedures for potentially abusive behavior, and will compare Access Persons trading with trading conducted for Advisory Clients on at least a quarterly basis. The Compliance Department shall maintain documentation of the review of C11 reports. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal. Another member of the Compliance Department will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policy and procedures.

Disclosure of the Code

MAS will describe its Code in Part 2A and Appendix 1 of Form ADV and, upon request, furnish Advisory Clients with a copy of the Code. All requests for MAS’s Code should be directed to the CCO.

Personal Securities Report

Access Persons must report the existence of any account that holds any Securities (including Exempted Securities and other Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Initial holdings reports should be submitted using this Report. The accounts section must be completed for all accounts that hold any Securities, including accounts that do not hold any Reportable Securities. In lieu of entering the Reportable Securities in the Initial Holdings Report you may submit copies of account statements that contain all the same information that would be required by the form and that are current as of the dates noted above, or provide this information using an alternative method approved by the CCO (e.g., through an electronic feed from an Approved Custodian.). You should sign and date each such statement before submitting it to the Compliance Department. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Initial Holdings Report. If you do not have any holdings and/or accounts to report, this should be indicated below.

Information is current as of:

Please list your accounts and any accounts of immediate family or household member:

Brokerage Company	Account Registration	Account Number

Initial Holdings Information:

The following Securities do not need to be reported:

1.	Direct obligations of the U.S. Government;
2.	Money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;
3.	Shares of third party money market funds (i.e., other than the Money Market Fund);
4.	Shares issued by third party open-end funds (i.e., other than the ETFs) ; and

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or underwritten by MAS or an affiliate.

                 I do not have any reportable Securities holdings                     I have reportable Securities holdings

The reportable Securities holdings are listed in the:

                Attached brokerage statement(s)                          Attached Initial Holdings report

Printed Name of Access Person
Access Person Signature	Date
CCO Signature	Date

Initial Holdings Report (To be used if brokerage statements not available)

Name of Security & Ticker Symbol/Cusip (if applicable)	# of Shares	Principal Amount	Name of B/D

I certify the above/attached information is true, accurate and complete as of the date indicated and discloses all reportable Securities in all accounts in which I or any household/immediate family member have a direct or indirect beneficial interest.

Access Person Signature	Date

CCO Signature	Date